Exhibit 10.2
English Summary of

Framework Purchase Agreement

Party A: Jinzhou Wonder Alternative Energy Vehicle Technology Co., Ltd.

Party B: Jinzhou Halla Electrical Equipment Co., Ltd.

Party C: Wang, Tianli (Witness)

Whereas, Party A and Party B are related parties; Party C is an independent third party, a professor at the Automobile Engineer School at the Liaoning Industry University and has 30 years of experience in teaching, research and development in automobile industry; this agreement is negotiated and confirm by Party C in accordance with the business principal of fairness.

The parties reach the framework purchase agreement (the “Agreement”) as follows:

1. Subject Matter of this Agreement

Party B will provide the following products per Party A’s request (details will be set forth in the Party A’s purchase orders):

Item	Name	2009		2010
		Units	Unit Price/RMB	Units	Unit Price/RMB
1	7kw permanent magnetism synchronous motor	100	2500-3000	500	2200-2800
2	20kw AC asynchronous motor	150	4500-5000	1000	4200-4800
3	Power-drive assembly			5000	4500-5500
4	Total (in RMB ten thousand)	250	217-255	6500	2780-3370

2. Contract Price

This Agreement is a non-fixed total purchase price agreement, Party A’s purchase price includes fees for raw materials, processing, packing, delivering, and possible insurance and intellectual property charge.

The purchase price should also cover the fees for subsequent service/after-sale services/guarantees etc.

The actual purchase price shall be set forth in the purchase order to be confirmed by Party A and Party B.  The determination of the price shall be based on the common practice of the automobile industry, i.e. Party B’s gross margin shall be within the range of 25-30%, with higher margin for smaller size of order and lower margin for larger size of order.

Party A shall not be responsible for the fees incurred by and from transportation workers, postage and ancillary materials, and the aforesaid fees are included in the price agreed by both parties.

3. Documents deemed to be Part of the Agreement

The following ancillary documents are deemed to be a part of this Agreement and shall have the same legal effect as this Agreement. The ancillary documents include, but not limited to, the following:

1. Purchase order and sales order confirmed by both Party A and Party B;

2. Design materials provided by Party A, if necessary;

3. Party B’s business license and necessary production permits;

4.  Certificate of conformity, warranty and maintenance certificate and invoice, etc. to be provided by Party B;

5. Product acceptance certificate to be provided by Party A; and

6. Amendment to be executed by the Parties, if necessary.

4. Third Party Rights Warranty

Party B shall ensure that Party A will not be sued for breaching patent, trademark, copyright and other propriety rights of any third party for using Party A’s products and any part thereof.  Party B shall bear all liabilities arising from such breach and reimburse any monetary damage incurred by Party A therefrom.

5. Product Warranty

The warranty period is 24 months commencing from the passing of product inspection.

Party B shall ensure that the quality and specifications of the products meet those set forth in the purchase orders.  If there is no specifications contained in the purchase orders, Party B shall ensure that quality of Party B’s products complies with the applicable national standard or industrial standards.

Party B shall ensure that all the products are new and unused, and pass quality inspection, and meet Party A’s request or the agreed standard set forth in the Agreement.  Party B shall ensure that the products are fit for specified purpose, and shall provide maintenance and repairing services at its own cost.

6. Packing

All products provided by Party B shall be packed in accordance with the applicable national standard or sufficient for the protection of the products.

7. Delivery and Inspection

Party B shall deliver the products to Party A’s location and bear all delivery costs; Party B shall bear all losses or damages of products prior to delivery.

Party A shall inspect the products within 15 days after the receipt of the products and the inspection shall be conducted in accordance with the applicable national, departmental, industrial or other enterprise standard.

8. Settlement of Payment

First time payment: Party A shall pay the purchase price within two months after passing of the product inspection and submission of agreed documents confirmed by the proper officer of Party A’s accounting department, except that Party A shall retain RMB 100,000 of the purchase price as quality warranty (which will be returned to Party B upon performance of this Agreement is completed in accordance with the terms of this Agreement)

Thereafter, Party B will pay the purchase price within two months after passing of the product inspection and submission of agreed documents confirmed by the proper officer of Party A’s accounting department.

9. Liability for Breach of Contract

If Party B fails to make timely delivery of all or part of the products, Party A shall have the right to terminate the Agreement and refuse to make the payment for the products. Party B shall pay a liquidated damage equal to 10% of the purchase price for the products that were not delivered.

If the products delivered by Party B do not comply with the applicable laws, regulations or standards set forth in this Agreement, Party B shall repair, replace or return and bear the related costs.

Party B shall bear monetary damages suffered by Party A resulting from Party B’s breach of this Agreement.

If Party B fails to deliver the products on time, Party B shall pay a liquidated damage equal to 0.5% of the purchase price (calculated based on the purchase price for the untimely delivered products) for each day of such delay and shall bear losses incurred by Party A resulting from such breach.

If, within 24 months of the quality warranty period, any product delivered by Party B cannot reach the applicable quality standard set forth in this Agreement after two repairs or exchanges, Party A shall have the right to return the products and terminate this Agreement and Party B shall return the purchase price and bear related monetary losses incurred by Party A resulted therefrom.

Party B shall not assign all or part of its obligations under this Agreement without approval of Party A. In the event of such breach, Party B shall have the right to terminate the Agreement and be entitled to a liquidated damage equal to 20% of the purchase price of this Agreement. Party B shall also bear other monetary damages suffered by Party A resulting from such breach, if any.

If Party A fails to make timely payment of the purchase price, Party A shall pay to Party B a liquidated damage equal to 0.5% of the unpaid purchase price for each day of delay.

Party A shall bear all losses incurred by Party B resulting from its breach of this Agreement by refusing to accept Party B’s products in accordance with this Agreement.

Party B shall not terminate this Agreement without prior consent of Party A. If Party B terminates the agreement in breach of the Agreement or fails to performance its obligation hereunder which causes damage to Party A, Party A shall be entitled to a liquidated damage equal to 30% of the purchase price. Party B shall also bear other monetary damages suffered by Party A resulting from such breach, if any.

10. Confidentiality

All product design, sample and model provided by Party A shall be properties of Party A. Party B shall keep such information confidential. If Party B uses proprietary technology or information provided by Party A to make or sell products to third party or provide such proprietary information to any third party, Party B shall pay a liquidated damage no less than RMB 200,000 to Party A and bear any related monetary damage resulting from such breach.

Party B shall properly keep and maintain the sample, model and product design provided by Party A. If such sample, model or product design is destroyed or damaged due to Party B’s fault, Party B shall be liable for related damage suffered by Party A resulting from such breach.

11. Force Majeure

“Force Majeure” refers to any event, including, but not limited to, earthquake, typhoon, flood, fire, and wars, etc., that is unforeseeable, the occurrence and effect of which is unavoidable and insurmountable.

The Party that suffers Force Majeure shall promptly inform the other party of such event and provide details and relevant proof to the other party within 5 days after the occurrence of the event.

Shall a Party fail to perform this Agreement in full or in part as a result of force majeure, such Party shall be exempted from all or some of its responsibilities hereunder. If a Party fails to prove that its breach resulted from Force Majeure, such breaching party shall bear the liabilities as set forth in this Agreement.

12. Termination and Expiration

This Agreement can be terminated by one of the following ways:

(1) mutual agreement;

(2) force majeure;

(3) Party B explicitly states or proves in its action that it will not perform or late perform its obligations;

(4) Party B’s other breaches causing failure to achieve the purpose of the Agreement;

(5) Party B’s other illegal activities which adverse affect the performance of this Agreement.

This Agreement becomes effective upon signing by all Parties and will expire upon the expiration of the warranty.

Party A: Authorized Signatory:/s/ Xiaoge Wang Date: October 29, 2009	Party B: Authorized Signatory:/s/ Yuncong Ma Date: October 29, 2009

Party C (Witness):

/s/ Tianli Wang

Date: October 29, 2009